SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                     Name:  STRONG LIFE STAGE SERIES, INC.

  Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              100 HERITAGE RESERVE
                       MENOMONEE FALLS, WISCONSIN  53051

Telephone Number (including area code):  (414) 359-3400

Name and Address of Agent for Service of Process:

                             STEPHEN J. SHENKENBERG
                        STRONG CAPITAL MANAGEMENT, INC.
                              100 HERITAGE RESERVE
                       MENOMONEE FALLS, WISCONSIN  53051

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company act of 1940 concurrently with the filing of Form N-8A:

    YES  SYMBOL 254 \F "WINGDINGS"          NO     SYMBOL 111 \F "WINGDINGS"

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Village of Menomonee Falls and State of Wisconsin on the 30th day of October, 1998.

                              STRONG LIFE STAGE SERIES, INC.
                              (Name of Registrant)

                                    /s/ Stephen J.Shenkenberg
                              By: ____________________________________
                                   Stephen J. Shenkenberg, Vice President
                                     and Secretary


                                       /s/ John S. Weitzer
                              Attest: _________________________________
                                      John S. Weitzer, Vice President

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